Exhibit 5.1

February 15, 2022

Board of Directors

ToughBuilt Industries, Inc.

25371 Commercentre Drive, Suite 200

Lake Forest, CA 92630

RE:	Offering of Series F Preferred Stock, Series G Preferred Stock, and Warrants

Dear Ladies and Gentlemen,

We are acting as counsel to ToughBuilt Industries, Inc., a Nevada corporation (the “Company”), in connection with the offering of (i) 2,500 shares of Series F Convertible Preferred Stock, par value $0.0001 per share (the “Series F Preferred Stock”) of the Company; (ii) 2,500 shares of Series G Convertible Preferred Stock, par value $0.0001 per share (the “Series G Preferred Stock,” and together with the Series F Preferred Stock, the “Preferred Stock”); (iii) warrants to purchase up to 18,750,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Company (the “Investor Warrants”), (iv) warrants to purchase up to 1,500,000 shares of Common Stock (the “Placement Agent Warrants,” together with the Investor Warrants, the “Warrants”); (v) shares of Common Stock issuable from time to time upon conversion of the Preferred Stock (the “Conversion Shares”); and (v) the shares of Common Stock issuable from time to time upon exercise of the Warrants (collectively, the “Warrant Shares,” and together with the Conversion Shares, the Preferred Stock, and the Warrants, the “Securities”). The Preferred Stock and Conversion Shares were sold by the Company pursuant to a prospectus supplement dated as of February 15, 2022 (the “Prospectus Supplement”), and the accompanying base prospectus dated as of February 8, 2021 (together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-252630) (the “Registration Statement”). The Warrants are unregistered and were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), available under Section 4(a)(2) and/or Rule 506(b) of Regulation D promulgated under the Securities Act. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

Terms not otherwise defined herein shall have the meanings ascribed them in that certain Securities Purchase Agreement dated as of February 15, 2022, between the Company and the purchasers named therein (the “Agreement”).

Based upon, subject to, and limited by the foregoing, we are of the opinion that as of the date hereof:

1.       Following (i) execution and delivery by the Company of the Agreement, (ii) the filing of the Certificate of Designation of Series F Preferred Stock (the “Series F Certificate of Designation”) with the Secretary of State of the State of Nevada establishing the preferences, rights, and limitations of the Series F Preferred Stock, (iii) the filing of the Certificate of Designation of Series G Preferred Stock (the “Series G Certificate of Designation”) with the Secretary of State of the State of Nevada establishing the preferences, rights, and limitations of the Series G Preferred Stock, (iv) issuance of the Securities pursuant to the terms of the Agreement and the due registration on the books of the transfer agent and registrar therefor, (iv) receipt by the Company of the consideration for the Preferred Stock (not less than par value) in the circumstances contemplated by the Agreement, the Preferred Stock will be validly issued, fully paid, and nonassessable.

2.       When the Investor Warrants shall have been duly registered on the records maintained by the Company for that purpose in the name or on behalf of the purchaser, and have been issued by the Company against payment therefor in the circumstances contemplated by the Agreement, the Investor Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

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3.       When the Warrant Shares initially issuable upon exercise of the Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the Warrant Shares will be validly issued, fully paid, and nonassessable.

4.       When the Conversion Shares initially issuable upon conversion of (i) the Series F Preferred Stock shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the holders of the Series F Preferred Stock in the circumstances contemplated by the Series F Certificate of Designation, or (ii) the Series G Preferred Stock shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the holders of the Series G Preferred Stock in the circumstances contemplated by the Series G Certificate of Designation, the Conversion Shares relating to the Series F Preferred Stock or Series G Preferred Stock, as applicable, will be validly issued, fully paid and nonassessable.

5.       When the Placement Agent Warrants shall have been duly registered on the records maintained by the Company for that purpose in the name or on behalf of the purchaser, and have been issued by the Company against payment therefor in the circumstances contemplated by the Registration Statement, the Placement Agent Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion in numbered paragraphs 2 and 5 is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) we express no opinion as to (a) any provision for liquidated damages, monetary penalties, or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury, or at law, or other procedural rights, (f) waivers of broadly or vaguely stated rights, (g) provisions for exclusivity, election, or cumulation of rights or remedies, (h) provisions authorizing or validating conclusive or discretionary determinations, (i) proxies, powers, and trusts, (j) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (k) the severability, if invalid, of provisions to the foregoing effect.

In connection with our opinion, we have examined such matters of fact as we have deemed necessary, which included examination of originals or copies, certified or otherwise identified to our satisfaction of: (i) the Registration Statement, (ii) the Prospectus, (iii) the Transaction Documents, (iv) the Articles of Incorporation of the Company, as amended, (v) the Amended and Restated Bylaws of the Company, as currently in effect, and (vi) certain resolutions of the Board of Directors of the Company and the filing of the Registration Statement and Prospectus. We also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates, and receipts of public officials, certificates, of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth below. We have also examined such questions of law as we have considered necessary.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

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We express no opinion herein as to the laws of any state or jurisdiction other than the Nevada Revised Statutes (including the statutory provisions and all applicable judicial decisions interpreting those laws), the federal laws of the United States of America, and, with respect to our opinion in relating to the enforceability of the Warrants, the laws of the State of New York.

With your consent, we have assumed (a) that the Warrants have been or will be duly authorized, executed, and delivered by the parties thereto other than the Company, (b) that such securities constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements, or instruments,

(ii) violations of statutes, rules, regulations, or court or governmental orders, or (iii) failures to obtain required consents, approvals, or authorizations from, or to make required registrations, declarations, or filings with, governmental authorities.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Securities, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any fact, circumstance, event, or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Carmel, Milazzo & Feil LLP

Carmel, Milazzo & Feil LLP

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